Exhibit 10.1

AMENDMENT NO. 1
to the
CAPSTEAD MORTGAGE CORPORATION
AMENDED AND RESTATED
2014 FLEXIBLE INCENTIVE PLAN

February 20, 2015

This Amendment No. 1 to the Capstead Mortgage Corporation Amended and Restated 2014 Flexible Incentive Plan (this “Amendment”) has been adopted by the Board of Directors (the “Board”) of Capstead Mortgage Corporation (the “Company”), effective as of the date first referenced above.

WHEREAS, Section 15.1 of the Capstead Mortgage Corporation Amended and Restated 2014 Flexible Incentive Plan, adopted dated May 14, 2014 (the “Plan”) allows certain amendments to the Plan to be made by the Board provided that no approval by stockholders is required to comply with any applicable laws, regulations or listing requirements;

WHEREAS, because this Amendment curtails, rather than expands, the scope of the Plan, stockholder approval is not required to comply with applicable listing, and stockholder approval is not otherwise required by any applicable laws or regulations.

NOW, THEREFORE, BE IT RESOLVED,

1.           Amendment to Section 4.2 of the Plan. The second sentence of Section 4.2 of the Plan is hereby deleted in its entirety.

2.           No Other Amendment. Except as specifically amended pursuant to this Amendment, the Plan remains in full force and effect in accordance with its terms.

3.           Governing Law. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to conflicts of law.

4.           Severability. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Plan shall not be affected thereby.